Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (Nos. 333-194719 and 333-202652), on Form S-8 of our report dated February 29, 2016, relating to the consolidated financial statements of A10 Networks, Inc. and its subsidiaries, appearing in this Annual Report on Form 10-K of A10 Networks, Inc. for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
February 29, 2016